EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, President

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS SECOND QUARTER 2010 RESULTS

Consolidated Second Quarter Highlights:

•                  Consolidated net sales for Q2 2010 were $317.0 million, up 21% y/y

•                  Consolidated gross profit for Q2 2010 was $40.6 million, up 13% y/y

•                  Consolidated gross profit margin for Q2 2010 was 12.8%, down from 13.7% in Q2 2009

•                  Diluted earnings per share for Q2 2010 was $0.11 vs. diluted earnings per share of $0.06 in Q2 2009

•                  Adjusted EBITDA for Q2 2010 was $5.4 million, up 46% y/y

•                  We acquired the assets of Network Services Plus, Inc. in June 2010

•                  We purchased 101,521 shares of our common stock in Q2 2010 at an average price of $4.90

Torrance, California — August 5, 2010 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the second quarter of 2010. Consolidated net sales for Q2 2010 were $317.0 million, an increase of 21% from $261.4 million in Q2 2009. Consolidated gross profit increased to $40.6 million in Q2 2010 compared to $35.8 million in Q2 2009. Consolidated gross profit margin was 12.8% in Q2 2010 compared to 13.7% in Q2 2009. Consolidated operating profit for Q2 2010 increased 45% to $2.8 million compared to consolidated operating profit of $2.0 million for Q2 2009. Q2 2010 results included a $0.4 million increase in costs due to an appreciation of the Canadian dollar relative to the United States dollar and a $0.5 million increase in depreciation expense over Q2 2009 reflecting our IT investments in systems and infrastructure upgrades. The total of these items is $0.9 million. Consolidated net income for Q2 2010 increased 67% to $1.4 million compared to consolidated net income of $0.8 million for Q2 2009. Diluted earnings per share for Q2 2010 was $0.11 compared to diluted EPS of $0.06 for Q2 2009. Adjusted EBITDA (as defined below) for Q2 2010 increased 46% to $5.4 million from $3.7 million in Q2 2009. Information about our use of non-GAAP financial information is provided below under “Non-GAAP Measures.”

Commenting on the Company’s second quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am pleased with our second quarter consolidated results. Our year-over-year growth rate significantly accelerated from the first quarter. Our consolidated sales grew 26% over Q2 last year, excluding sales of Sun Microsystems’ solutions, which were negatively affected by Oracle’s acquisition of Sun. Our commercial sales companies showed very strong year-over-year growth, with SMB growing 26% year-over-year and MME growing 36% year-over-year. We believe that this growth was driven by both an improving demand environment and by the investments that we have been making in our businesses, which are beginning to pay off. I am especially pleased that our consolidated operating profit grew 45% over Q2 last year, driven primarily by large increases in both our SMB and MME segments. Additionally, our previously discussed strategy shift in our MacMall segment has continued to pay off as evidenced by a 130% sequential improvement in MacMall operating profit from Q1 to Q2, marking our second straight quarter of sequential operating profit growth.”

Khulusi continued, “In Q2, we also continued to invest in the growth of our service business, and in late Q2 our SARCOM subsidiary acquired the assets of Network Services Plus, Inc., or NSPI, a managed services provider. NSPI’s areas of focus compliment our own very well, and  include data center services, remote managed IT services, including support of desktops, servers, networks and VoIP telephony systems, and professional services.”

“Looking forward, our results in Q2 support our previously announced goal of achieving a 1.5% to 2.0% quarterly non-GAAP operating profit margin by the fourth quarter of this year, and we remain committed to that goal,” concluded Khulusi.

Segment Results

SMB

Q2 2010 net sales for our SMB segment were $107.7 million, an increase of $22.4 million, or 26%, from $85.3 million in Q2 2009 primarily due to improved account executive productivity, an improvement in the demand environment and an increase in revenues from SMB’s new sales office located in Chicago.

SMB gross profit increased by $3.1 million, or 27%, to $14.7 million in Q2 2010 compared to $11.6 million in Q2 2009 resulting primarily from the increased SMB net sales discussed above. SMB gross profit margin remained unchanged at 13.6% in Q2 2010 compared to Q2 2009 reflecting improvements due to seasonally strong enterprise software sales and a normalization of competitive pricing pressures, offset by a 71 basis point decline in vendor consideration as a percentage of net sales.

SMB operating profit in Q2 2010 increased by $1.8 million, or 32%, to $7.6 million compared to $5.8 million in Q2 2009. The increase in SMB operating profit in Q2 2010 was primarily due to the increase in SMB gross profit discussed above, partially offset by a $1.1 million increase in personnel costs. This increase in personnel costs in Q2 2010 was primarily due to a $0.3 million impact of a higher Canadian exchange rate, the investment in our Chicago office and our addition of account executives in that facility, and an increase in variable commission and bonus expenses due to the increased SMB gross profit discussed above.

MME

Q2 2010 net sales for our MME segment were $125.5 million compared to $92.4 million in Q2 2009, an increase of $33.1 million, or 36%. This increase was primarily due to increased spending by customers in the mid-market and enterprise sector in Q2 2010, which included a few large transactions with enterprise accounts. Product revenues increased by 50% in Q2 2010 compared to Q2 2009 while service revenues decreased by 7% in Q2 2010 compared to Q2 2009. Service revenues represented 17% of MME net sales in Q2 2010 compared to 25% of sales in Q2 2009. The service revenue decline was primarily due to a 18% decline in MME’s Sarcom branded professional and managed services in Q2 2010 compared to Q2 2009 resulting from certain large service projects in Q2 2009 that did not reoccur in Q2 2010. The decline in service revenues was partially offset by a 14% increase in services performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. MME’s service revenue vehicles are primarily contract-based and have longer lead times.

MME gross profit increased by $2.8 million, or 18%, to $18.6 million in Q2 2010 compared to $15.8 million in Q2 2009, and MME gross profit margin decreased to 14.9% in Q2 2010 compared to 17.1% in Q2 2009. The increase in MME gross profit was due to the increase in MME net sales discussed above. The decrease in MME gross profit margin was primarily due to the impact of the few large transactions mentioned above that were sold at lower margins, combined with the relative decreased mix of service sales during the quarter.

MME operating profit in Q2 2010 increased by $1.3 million, or 29%, to $6.0 million compared to $4.7 million in Q2 2009. The increase in MME operating profit was primarily due to the increase in MME gross profit discussed above, partially offset by a $0.9 million increase in personnel costs due in part to an increase in variable compensation costs related to the increased gross profit discussed above, a $0.2 million increase in bad debt expense and a $0.2 million increase in telecommunication expenses.

Public Sector

Q2 2010 net sales for our Public Sector segment were $41.1 million compared to $38.0 million in Q2 2009, an increase of $3.1 million, or 8%. This increase in Public Sector net sales was due to a 34% increase in net sales of our state and local government and educational institution business driven by stronger demand and our aggressive public sector market share growth strategy. These increases were partially offset by a 7% decrease in our federal government business due to reductions in sales of Sun Microsystems, substantially related to the acquisition of Sun by

Oracle and resulting vendor program changes in connection with Sun solutions. These changes also had a significant negative impact on federal sales through a large contract vehicle. Sales in our federal government business excluding Sun Microsystems increased 58% over the prior year.

Public Sector gross profit decreased by $1.2 million, or 32%, to $2.6 million in Q2 2010 compared to $3.8 million in Q2 2009. Public Sector gross profit margin decreased to 6.3% in Q2 2010 compared to 10.0% in Q2 2009. The decrease in Public Sector gross profit and gross profit margin was primarily due to the impact of the Sun changes mentioned above. Gross profit margin also reflects our previously stated market share growth strategy in the Public Sector business, specifically on the Wintel platform in order to broaden our sales mix.

In Q2 2010, our Public Sector segment had an operating loss of $0.8 million compared to an operating profit of $0.8 million in Q2 2009. The decrease in Public Sector operating profit from Q2 2009 was primarily due to the decrease in Public Sector gross profit discussed above and an increase in Public Sector personnel costs of $0.4 million, resulting from our investment in Public Sector’s Health Dynamix division and incremental investments in headcount.

MacMall

Q2 2010 net sales for our MacMall segment were $42.7 million compared to $45.8 million in Q2 2009, a decrease of $3.1 million, or 7%. Sales in our MacMall segment declined primarily due to our previously announced intentional strategy shift in Q1 2010 to focus the MacMall brand on higher profit customer segments such as small businesses, creative professionals and high-end consumers.

MacMall gross profit increased by $0.1 million, or 2%, to $4.7 million in Q2 2010 compared to $4.6 million in Q2 2009. MacMall gross profit margin increased to 11.1% in Q2 2010 compared to 10.1% in Q2 2009. The increase in MacMall gross profit and MacMall gross profit margin was primarily due to the aforementioned intentional strategy shift.

MacMall operating profit increased by $0.8 million to $1.3 million in Q2 2010 compared to $0.5 million in Q2 2009. The increase in MacMall operating profit was primarily due to a $0.7 million decrease in advertising expenditures and the $0.1 million increase in MacMall gross profit discussed above, each of which was facilitated by our strategy shift. MacMall operating profit also increased sequentially from $0.6 million in Q1 2010.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q2 2010 Corporate & Other SG&A expenses increased by $1.6 million, or 16%, to $11.3 million from $9.7 million in Q2 2009. The increase from Q2 2009 was primarily related to an increase in personnel costs of $0.6 million, which included $0.2 million increase in stock-based compensation expenses, and an increase in depreciation expenses of $0.4 million primarily related to the completed portions of our ERP and infrastructure upgrades. Results in Q2 2010 also include approximately $0.2 million related to legal costs associated with our acquisition of NSPI.

Consolidated Balance Sheet

Accounts receivable at June 30, 2010 of $170.0 million increased by $8.5 million from December 31, 2009, primarily due to the significant increase in our MME sales in the latter part of Q2 2010. Our inventory of $52.9 million at June 30, 2010 represents a decrease of $15.7 million from December 31, 2009, reflecting sell-through of seasonal purchases made in late 2009 as well as sell-through of our Public Sector backlog that existed at year end, offset by increases in inventory supporting our MME segment. Accounts payable at June 30, 2010 of $103.3 million decreased by $5.5 million from December 31, 2009. Outstanding borrowings under our line of credit increased by $11.7 million to $64.8 million at June 30, 2010 compared to December 31, 2009.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$107,709	$14,678	$7,648	$85,267	$11,598	$5,789
MME	125,482	18,639	6,015	92,410	15,771	4,650
Public Sector	41,109	2,586	(821)	37,958	3,796	782
MacMall	42,698	4,720	1,274	45,776	4,625	468
Corporate & Other	(15)	(68)	(11,269)	1	47	(9,732)
Total	$316,983	$40,555	$2,847	$261,412	$35,837	$1,957

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$215,703	$28,075	$14,032	$174,771	$22,879	$11,228
MME	221,973	35,120	10,629	177,340	31,642	8,797
Public Sector	85,124	6,215	(443)	65,198	7,479	1,676
MacMall	84,032	9,181	1,828	103,395	11,257	2,309
Corporate & Other	5	(7)	(22,423)	8	75	(19,993)
Total	$606,837	$78,584	$3,623	$520,712	$73,332	$4,017

Average Account Executive	Three Months Ended June 30,
Headcount By Segment(1):	2010	2009
SMB	363	353
MME	110	99
Public Sector	101	76
MacMall	96	99
Total	670	627

(1)  Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP.  Adjusted EBITDA eliminates the effect of non-recurring, special charges, if any, as well as non-cash stock-based compensation expense. In the quarter and year-to-date periods ending Q2 2010 and Q2 2009, adjusted EBITDA excludes only non-cash stock-based compensation expenses, as there were no reported non-recurring, special charges during those periods. Adjusted EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that adjusted EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. Additionally, we are also presenting our income tax expense on a non-GAAP basis, which is a consolidated financial measure, excluding the impact of an international tax adjustment in Q2 2009. We believe that the exclusion of the international tax adjustment, which is non-recurring year over year, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such international tax adjustment is not part of our ordinary business. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on August 5, 2010 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss second quarter results. To listen to PC Mall management’s discussion of its second quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 12:00 p.m. ET on August 5, 2010 until August 12, 2010 and can be accessed by calling: (888) 286-8010 (International 617-801-6888) and inputting pass code 78976480.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, is a value added direct marketer of technology products, services and solutions to businesses, government and educational institutions and individual consumers. Founded in 1987, PC Mall offers products, services and technology solutions through dedicated account executives, various direct marketing techniques, and three retail stores. The company also utilizes distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and the websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com, nspi.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by a distribution center strategically located near FedEx’s main hub or by an extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to expectations or statements relating to growing our top-line and operating income and our goal of generating a quarterly non-GAAP operating profit margin of between 1.5% and 2% by fourth quarter of 2010, the impact of our strategy for our MacMall segment to focus on higher profit customers, the impact of our market share growth strategies, the impact of strategic investments including investments in our Chicago office and related additional account executives in Chicago, investments in our Health Dynamix division in our Public Sector segment and investments in the growth of our services business, including our acquisition of NSPI. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our management information systems, uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers or a further downturn in the economy, future economic recession or reduction in consumer spending; availability of key vendor incentives and other vendor assistance increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of NSPI); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarterly period ended March 31, 2010, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

###

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$316,983	$261,412	$606,837	$520,712
Cost of goods sold	276,428	225,575	528,253	447,380
Gross profit	40,555	35,837	78,584	73,332
Selling, general and administrative expenses	37,708	33,880	74,961	69,315
Operating profit	2,847	1,957	3,623	4,017
Interest expense, net	507	324	989	688
Income before income taxes	2,340	1,633	2,634	3,329
Income tax expense	977	818	1,098	1,503
Net income	$1,363	$815	$1,536	$1,826
Basic and Diluted Earnings Per Common Share
Basic	$0.11	$0.07	$0.13	$0.15
Diluted	0.11	0.06	0.12	0.14
Weighted average number of common shares outstanding:
Basic	12,270	12,296	12,280	12,356
Diluted	12,565	12,674	12,596	12,620

PC MALL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO CONSOLIDATED

OPERATING PROFIT, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Consolidated Operating Profit
Operating profit	$2,847	$1,957	$3,623	$4,017
Depreciation expense	1,466	962	2,881	1,882
Amortization expense	436	370	850	740
EBITDA	4,749	3,289	7,354	6,639
Stock-based compensation	663	407	1,167	822
Adjusted EBITDA	$5,412	$3,696	$8,521	$7,461

Consolidated Net Income
Consolidated net income	$1,363	$815	$1,536	$1,826
Non-GAAP adjustment:
Income tax adjustment (a)	—	102	—	102
Non-GAAP consolidated net income	$1,363	$917	$1,536	$1,928

Diluted Earnings Per Share:
GAAP diluted EPS	$0.11	$0.06	$0.12	$0.14
Non-GAAP diluted EPS	0.11	0.07	0.12	0.15

Diluted weighted average number of common shares outstanding	12,565	12,674	12,596	12,620

(a)   Relates to an income tax adjustment related to a dividend from an international subsidiary.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$12,988	$9,215
Accounts receivable, net of allowances of $2,389 and $2,740	170,007	161,468
Inventories, net	52,887	68,564
Prepaid expenses and other current assets	13,123	9,290
Deferred income taxes	3,386	3,297
Total current assets	252,391	251,834
Property and equipment, net	21,689	17,091
Deferred income taxes	1,010	1,538
Goodwill	25,510	19,291
Intangible assets, net	12,756	10,354
Other assets	951	1,068
Total assets	$314,307	$301,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,250	$108,773
Accrued expenses and other current liabilities	25,747	25,148
Deferred revenue	14,428	9,714
Line of credit	64,842	53,127
Notes payable — current	1,148	1,038
Total current liabilities	209,415	197,800
Notes payable and other long-term liabilities	4,990	5,621
Total liabilities	214,405	203,421
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,079,365 and 14,031,740 shares issued; and 12,226,006 and 12,290,652 shares outstanding, respectively	14	14
Additional paid-in capital	103,629	102,361
Treasury stock, at cost: 1,853,359 and 1,741,088 shares, respectively	(6,808)	(6,254)
Accumulated other comprehensive income	2,008	2,111
Accumulated earnings (deficit)	1,059	(477)
Total stockholders’ equity	99,902	97,755
Total liabilities and stockholders’ equity	$314,307	$301,176

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2010	2009
Cash Flows From Operating Activities
Net income	$1,536	$1,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,731	2,622
Provision for deferred income taxes	421	570
Net tax benefit (expense) related to stock option exercises	43	(298)
Excess tax benefit related to stock option exercises	(16)	(278)
Non-cash stock-based compensation	1,167	822
Gain on sale of fixed assets	(11)	—
Change in operating assets and liabilities:
Accounts receivable	(7,579)	16,666
Inventories	15,677	20,202
Prepaid expenses and other current assets	(3,833)	(80)
Other assets	115	164
Accounts payable	(3,221)	(11,241)
Accrued expenses and other current liabilities	(2,997)	(8,015)
Deferred revenue	4,130	(3,464)
Total adjustments	7,627	17,670
Net cash provided by operating activities	9,163	19,496
Cash Flows From Investing Activities
Purchases of property and equipment	(4,425)	(3,135)
Acquisition of NSPI	(8,788)	—
Net cash used in investing activities	(13,213)	(3,135)
Cash Flows From Financing Activities
Repayments under notes payable	(550)	(511)
Net borrowings (payments) under line of credit	11,715	(14,968)
Change in book overdraft	(2,446)	(2,945)
Payments of obligations under capital lease	(313)	(60)
Proceeds from stock issued under stock option plans	58	439
Excess tax benefit related to stock option exercises	16	278
Common shares repurchased and held in treasury	(554)	(1,647)
Net cash provided by (used in) financing activities	7,926	(19,414)
Effect of foreign currency on cash flow	(103)	283
Net change in cash and cash equivalents	3,773	(2,770)
Cash and cash equivalents at beginning of the period	9,215	6,748
Cash and cash equivalents at end of the period	$12,988	$3,978
Supplemental Cash Flow Information
Interest paid	$908	$776
Income taxes paid	386	2,142
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$—	$360
NSPI acquisition related:
Fair value of assets, net of cash, acquired	$13,472	$—
Net cash paid	(8,788)	—
Liabilities assumed	$4,684	$—